EXHIBIT 10.8
AMENDMENT
TO
EMPLOYMENT AGREEMENT
     The EMPLOYMENT AGREEMENT entered into by and between Apollo Group, Inc. (the “Company”) and Charles B. Edelstein (the “Executive”), effective July 7, 2008 (the “Agreement”), is hereby amended as follows, effective as of October 31, 2008. The purpose of this Amendment is to (i) bring the Agreement into documentary compliance with the applicable requirements of the Treasury Regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) add a performance-vesting requirement to the supplemental restricted stock unit award to be made to the Executive on October 31, 2008 in order to qualify that award as performance-based compensation for purposes of Section 162(m) of the Code.
     1. Section 4(d) of the Agreement is hereby amended in its entirety to read as follows:
          (d) Vesting. The Initial Option Grant will vest and become exercisable in a series of four successive equal annual installments upon the Executive’s completion of each year of employment with the Company over the four-year period measured from the Commencement Date (regardless of the actual grant date). In addition, the Initial Option Grant will be subject to the vesting acceleration provisions set forth in Sections 8 and 11 of this Agreement. Both the Initial RSU Award and the Supplemental RSU Award will be subject to the following performance and service vesting requirements:
          (i) The vesting of both the Initial RSU Award and the Supplemental RSU Award will be tied to the Company’s attainment of net book income, after tax expense, of $250 million for the 2009 fiscal year. Net book income, after tax expense, will be calculated on a consolidated basis with the Company’s consolidated subsidiaries for financial reporting purposes and in accordance with generally accepted accounting principles and shall be determined on the basis of the Company’s audited financial statements, subject to the following modifications:
          - There shall be excluded: (i) all stock-based compensation accrued for such fiscal year pursuant to Statement of Financial Accounting Standards 123R and any other GAAP expense for such fiscal year relating to equity compensation awards, (ii) any extraordinary, nonrecurring items as determined in accordance with Accounting Principles Board Opinion No. 30, and (iii) all amounts (including settlement payments, judgment or verdict amounts, legal fees, costs and other litigation/settlement expenses) expensed during the 2009 fiscal year in connection with the settlement or disposition of the litigation matters identified in Item 3 of the Company’s Form 10-K for the fiscal year ending August 31, 2008.
          (ii) None of the Initial Restricted Stock Unit Award or the Supplemental RSU Award will vest unless such performance goal is attained. However, if such performance goal is attained, then the shares of Class A common stock underlying both the Initial RSU Award and the Supplemental RSU Award will vest and become issuable in installments over the Executive’s period of continued employment with the Company as follows: (a) forty percent (40%) of the shares subject to the Initial RSU Award and the Supplemental RSU Award will vest upon the Executive’s completion of one year of employment with the Company measured from the Commencement Date and will be issued immediately upon the Compensation Committee’s certification of the attainment of the performance goal, (b) an additional forty percent (40%) of the shares subject to the Initial RSU Award and the Supplemental RSU Award will vest and become issuable upon the Executive’s completion of two years of employment with the Company measured from the Commencement Date and (c) the remaining twenty percent (20%) of the shares subject to the Initial RSU Award and the Supplemental RSU Award will vest and become issuable upon the Executive’s completion of three years of employment with the Company measured from the Commencement Date. In addition, both the Initial RSU Award and the Supplemental RSU Award will be subject to the vesting acceleration provisions of Sections 8 and 11 of this Agreement. All issuances under the Initial RSU Award and the Supplemental RSU Award will be subject to the Company’s collection of the applicable withholding taxes.
     2. Section 7(d) of the Agreement is hereby amended in its entirety to read as follows:
          (d) Termination due to the Executive’s Death or Disability. This Agreement will terminate upon the death of the Executive. The Company may terminate the Executive’s employment hereunder if he is unable to perform, with or without reasonable accommodation, the principal duties and responsibilities of his position with the Company for a period of six (6) consecutive months or more by reason of any physical or mental injury or impairment; provided, however, that in the event the Executive is at the time covered under any long-term disability benefit program in effect for the Company’s executive officers or employees, such termination of the Executive’s employment shall not occur until the earlier of (i) the date he first becomes eligible to receive benefits under such program or (ii) the date he is deemed to have a Separation from Service (as defined below) by reason of such disability. The termination of the Executive’s employment under such circumstances shall, for purposes of this Agreement, constitute a termination for “Disability.”
     3. Subparagraphs (i) and (ii) of Section 8(b) of the Agreement are hereby amended in their entirety to read as follows:
     (i) an amount equal to (A) two times the Executive’s Base Salary and (B) two times the average of his actual Annual Bonuses for the three full fiscal years of employment (or fewer number of full fiscal years of employment with the Company) immediately preceding the fiscal year in which such termination of employment occurs or, solely with respect to a triggering event occurring during the Company’s 2009 fiscal year, the Executive’s target bonus for such year, with such payment to be made in successive equal increments, in accordance with the Company’s normal payroll practices for salaried employees, over the one-year period measured from the date of the Executive’s Separation from Service, beginning with the first pay day within the sixty (60)-day period following the date of such Separation from Service on which the Required Release is effective following the expiration of any applicable revocation period, but in no event later than the end of such sixty (60)-day period on which the Required Release is so effective;

     (ii) accelerated vesting of the Initial Option Grant to the extent of the greater of (A) fifty percent of the then unvested portion of such grant or (B) the portion of such grant which would have vested had the Executive completed an additional twelve (12) months of employment with the Company prior to the Termination Date, and one hundred percent vesting of both the Initial RSU Award and the Supplemental RSU Award if such termination of employment occurs either prior to the completion of the performance period specified in those awards or on or after the completion of that performance period in which the designated performance goal is attained, with any shares which so vest under the Initial RSU Award and the Supplemental RSU Award to be issued at the time or times set forth in the applicable award agreements, subject to any required holdback under Section 14(b).
     4. There is hereby added to the end of Section 14(c) of the Agreement the following sentence:
     In no event shall any 409A Gross-Up Payment to which the Executive becomes entitled hereunder be made later than the later of (i) the end of the calendar year in which the related Section 409A Penalty Tax is remitted to the appropriate tax authorities or (ii) the end of the sixty (60)-day period measured from the date such tax is so remitted.
     5. Except as modified by this Amendment, all the terms and provisions of the Agreement shall continue in full force and effect.
     IN WITNESS WHEREOF, Apollo Group, Inc. has caused this Amendment to be executed on its behalf by its duly-authorized officer on the date indicated below, and the Executive has executed this Amendment on the date indicated below.

CHARLES B. EDELSTEIN	APOLLO GROUP, INC.

/s/ Charles B. Edelstein Dated: Dec. 12, 2008	By: Title:	/s/ Joseph L. D’Amico President, CFO & Treasurer
	Dated:	Dec. 12, 2008

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